101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – February 3, 2008 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months and six months ended December 31, 2008. The Company incurred a net loss of $83.0 million for the three months ended December 31, 2008 compared to net income of $3.6 million for the three months ended December 31, 2007. The net loss for the six months ended December 31, 2008 was $77.5 million compared to net income of $6.0 million for the six months ended December 31, 2007. Basic loss per share was $0.80 for the three months ended December 31, 2008 compared to basic and diluted earnings of $0.03 per share for the three months ended December 31, 2007. Basic loss per share was $0.75 for the six months ended December 31, 2008 compared to basic and diluted earnings of $0.06 per share for the six months ended December 31, 2007.

The Company recognized a $152.8 million pre-tax, ($90.6 million after-tax, or $0.87 per share), non-cash other-than-temporary impairment ("OTTI") charge for the three months ended December 31, 2008 related to our portfolio of pooled bank trust preferred collateralized debt obligations (“CDOs”). The portfolio is comprised of 31 securities whose book value of $173.6 million has been reduced to $20.8 million as a result of this charge. Since purchase, the Company had received all payments due under the contractual terms through September 30, 2008. For the quarter ended December 31, 2008 the Company received 98.5% of the contractual payments due.  The Company continues to have the ability and intent to hold these securities until their maturity, or recovery.

The impairment was recognized because the market value of these securities continued to decline during the quarter and we do not believe the market value of these securities will recover within the foreseeable future. While following the accounting rules for other-than-temporary impairment requires us to take this non-cash charge, we believe that actual losses, if any, will be less than this non-cash charge. Despite this charge, the Company maintains a strong tangible capital ratio of 10.48%, and is considered well capitalized under regulatory guidelines.

Excluding OTTI charges, net income from core earnings was $7.6 million and $15.6 million for the three month and six month periods ended December 31, 2008, respectively, compared to $3.6 million and $6.2 million for the three month and six month periods ended December 31, 2007, respectively. The results for the periods ended December 31, 2008 reflect the following:

•
Net interest income increased to $42.9 million from $24.6 million for the quarter ended December 31, 2007. Net interest income was $81.6 million for the six months ended December 31, 2008 compared to net interest income of $46.9 million for the six months ended December 31, 2007.

•	Net interest margin increased 75 basis points to 2.45% compared to prior year quarter and 5 basis points compared to linked quarter.

•	Deposits increased $262.4 million, or 6.6%, to $4.23 billion at December 31, 2008 from $3.97 billion at June 30, 2008.

•	Net loans increased by $948.0 million, or 20.3%, to $5.62 billion at December 31, 2008 from $4.67 billion at June 30, 2008.

•	Non performing loans as a percentage of total loans increased slightly to 0.85% from 0.79% in the September 2008 quarter.

•
The Company increased its loan loss provision to $8.0 million for the current quarter, $13.0 million for the six month period ending December 31, 2008, due to strong growth in the loan portfolio, recent deterioration in the economic conditions in our local markets and an increase in loan delinquencies.

On December 15, 2008, the Company announced the signing of a definitive agreement under which the Company will acquire American Bancorp of New Jersey, a community bank with $622 million in assets, $448 million in deposits and five branches in Essex and Passaic Counties. The transaction is expected to close in the second calendar quarter of 2009, subject to customary closing conditions including regulatory approvals and approval by American Bancorp of New Jersey’s shareholders.

The Company also announced during the quarter that after careful consideration, it decided not to participate in the Treasury Department's Capital Purchase Program which is part of the broader Troubled Asset Relief Program (TARP). In reaching this decision, the Company felt its strong capital position and conservative lending practices would allow it to continue originating loans to qualified individuals and businesses in its local market and navigate through this difficult economic environment. In addition, the Company’s mutual holding company parent, Investors Bancorp MHC, currently owns approximately 60% of the Company's outstanding stock. The Company therefore has the ability to raise additional capital through a second step stock offering.

Commenting on the OTTI charge, Kevin Cummings, the Company’s president and CEO said, “We purchased all of these securities, which were rated either A or AAA, following the Company’s investment policy and to date we continue to receive virtually all of the contractual cash flows. However, the market value of these securities has decreased significantly due to the systemic problems of the banking industry and an illiquid market for these securities. Management believes that actual losses, if any, will be small compared to this non-cash charge.”

Mr. Cummings went on to discuss the positive events from the quarter. “The entire staff is excited about our recently announced acquisition of American Bancorp. We believe this small conservatively run bank is going to enhance our geographic presence in Essex County and introduce Investors Savings Bank to Passaic County.” He also discussed the Company’s loan growth. “Our loan growth since June 30, 2008 has been outstanding as many of our competitors have either dropped out of the market or have reduced their volume of lending. This has given us a great opportunity to capture market share.”

“Even with the significant growth in our loan portfolio, our non-performing loans are less than 1% of total loans. However, we are mindful of the adverse conditions being experienced in the national and local economies. We believe 2009 will be a difficult year because of the local economies’ dependence on Wall Street and the financial services industry. We will continue to be conservative in our lending practices by maintaining our strict loan underwriting standards and believe our strong capital position will enable us to withstand the difficult times ahead.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $15.4 million, or 19.5%, to $94.5 million for the three months ended December 31, 2008 from $79.1 million for the three months ended December 31, 2007. This increase is attributed to the average balance of interest-earning assets increasing $1.24 billion, or 21.4%, to $7.02 billion for the three months ended December 31, 2008 from $5.78 billion for the three months ended December 31, 2007.   This was partially offset by an 8 basis point decrease in the weighted average yield on interest-earning assets to 5.39% for the three months ended December 31, 2008 compared to 5.47% for the three months ended December 31, 2007.

Interest income on loans increased by $21.1 million, or 36.9%, to $78.3 million for the three months ended December 31, 2008 from $57.2 million for the three months ended December 31, 2007, reflecting a $1.57 billion, or 39.4%, increase in the average balance of net loans to $5.54 billion for the three months ended December 31, 2008 from $3.97 billion for the three months ended December 31, 2007.  The average yield on loans decreased 10 basis points to 5.65% for the three months ended December 31, 2008 from 5.75% for the three months ended December 31, 2007.

Interest income on all other interest-earning assets, excluding loans, decreased by $5.7 million, or 25.9%, to $16.2 million for the three months ended December 31, 2008 from $21.9 million for the three months ended December 31, 2007. This decrease reflected a $326.8 million decrease in the average balance of all other interest-earning assets, excluding loans, and a 47 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 4.39% for the three months ended December 31, 2008 from 4.86% for the three months ended December 31, 2007.

Total interest and dividend income increased by $26.8 million, or 17.2%, to $181.9 million for the six months ended December 31, 2008 from $155.2 million for the six months ended December 31, 2007. This increase is due to the average balance of interest-earning assets increasing $1.04 billion, or 18.2%, to $6.74 billion for the six months ended December 31, 2008 from $5.70 billion for the six months ended December 31, 2007. This was partially offset by a 4 basis point decrease in the weighted average yield on interest-earning assets to 5.40% for the six months ended December 31, 2008 compared to 5.44% for the six months ended December 31, 2007.

Interest income on loans increased by $38.1 million, or 34.4%, to $148.8 million for the six months ended December 31, 2008 from $110.7 million for the six months ended December 31, 2007, reflecting a $1.38 billion, or 35.6%, increase in the average balance of net loans to $5.24 billion for the six months ended December 31, 2008 from $3.86 billion for the six months ended December 31, 2007.  The average yield on loans decreased 5 basis points to 5.68% for the six months ended December 31, 2008 from 5.73% for the six months ended December 31, 2007.

Interest income on all other interest-earning assets, excluding loans, decreased by $11.4 million, or 25.5%, to $33.2 million for the six months ended December 31, 2008 from $44.5 million for the six months ended December 31, 2007. This decrease reflected a $341.4 million decrease in the average balance of all other interest-earning assets and a 41 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 4.43% for the six months ended December 31, 2008 from 4.84% for the six months ended December 31, 2007.

Interest Expense

Total interest expense decreased by $2.9 million, or 5.3%, to $51.6 million for the three months ended December 31, 2008 from $54.5 million for the three months ended December 31, 2007.  This decrease was due to the weighted average cost of total interest-bearing liabilities decreasing 105 basis points to 3.29% for the three months ended December 31, 2008 compared to 4.34% for the three months ended December 31, 2007.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.24 billion, or 24.7%, to $6.27 billion for the three months ended December 31, 2008 from $5.03 billion for the three months ended December 31, 2007.

Interest expense on interest-bearing deposits decreased $8.1 million, or 20.3% to $31.9 million for the three months ended December 31, 2008 from $40.1 million for the three months ended December 31, 2007.  This decrease was due to a 107 basis point decrease in the average cost of interest-bearing deposits to 3.12% for the three months ended December 31, 2008 from 4.19% for the three months ended December 31, 2007. This was partially offset by the average balance of interest-bearing deposits increasing $267.6 million, or 7.0% to $4.09 billion for the three months ended December 31, 2008 from $3.82 billion for the three months ended December 31, 2007.

Interest expense on borrowed funds increased by $5.2 million, or 36.3%, to $19.7 million for the three months ended December 31, 2008 from $14.4 million for the three months ended December 31, 2007. This increase is due to the average balance of borrowed funds increasing by $972.9 million or 81.0%, to $2.17 billion for the three months ended December 31, 2008 from $1.20 billion for the three months ended December 31, 2007. This was partially offset by the average cost of borrowed funds decreasing 118 basis points to 3.62% for the three months ended December 31, 2008 from 4.80% for the three months ended December 31, 2007.

Total interest expense decreased by $8.0 million, or 7.4%, to $100.3 million for the six months ended December 31, 2008 from $108.3 million for the six months ended December 31, 2007.  This decrease was due to the weighted average cost of total interest-bearing liabilities decreasing 103 basis points to 3.35% for the six months ended December 31, 2008 compared to 4.38% for the six months ended December 31, 2007. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.04 billion, or 21.1%, to $5.99 billion for the six months ended December 31, 2008 from $4.95 billion for the six months ended December 31, 2007.

Interest expense on interest-bearing deposits decreased $16.9 million, or 21.1% to $62.9 million for the six months ended December 31, 2008 from $79.8 million for the six months ended December 31, 2007.  This decrease was due to a 107 basis point decrease in the average cost of interest-bearing deposits to 3.15% for the six months ended December 31, 2008 from 4.22% for the six months ended December 31, 2007. This was partially offset by the average balance of interest-bearing deposits increasing $213.5 million, or 5.64% to $4.00 billion for the six months ended December 31, 2008 from $3.79 billion for the six months ended December 31, 2007.

Interest expense on borrowed funds increased by $8.8 million, or 31.0%, to $37.4 million for the six months ended December 31, 2008 from $28.5 million for the six months ended December 31, 2007. This increase is attributed to the average balance of borrowed funds increasing by $830.4 million or 71.6%, to $1.99 billion for the six months ended December 31, 2008 from $1.16 billion for the six months ended December 31, 2007. This was partially offset by the average cost of borrowed funds decreasing 117 basis points to 3.75% for the six months ended December 31, 2008 from 4.92% for the six months ended December 31, 2007.

Net Interest Income

Our net interest margin for the three months and six months ended December 31, 2008 was positively impacted by the Federal Reserve lowering the Fed Funds rate by over 400 basis points during the last year. This resulted in a steeper yield curve which allowed us to borrow money at lower rates and reduce deposit rates while keeping mortgage rates relatively stable.

Net interest income increased by $18.3 million, or 74.5%, to $42.9 million for the three months ended December 31, 2008 from $24.6 million for the three months ended December 31, 2007.  The increase was caused primarily by a 105 basis point decrease in our cost of interest-bearing liabilities to 3.29% for the three months ended December 31, 2008 from 4.34% for the three months ended December 31, 2007.  This was partially offset by an 8 basis point decrease in our yield on interest-earning assets to 5.39% for the three months ended December 31, 2008 from 5.47% for the three months ended December 31, 2007. Our net interest margin improved by 75 basis points from 1.70% for the three months ended December 31, 2007 to 2.45% for the three months ended December 31, 2008.

Net interest income increased by $34.8 million, or 74.3%, to $81.6 million for the six months ended December 31, 2008 from $46.9 million for the six months ended December 31, 2007.  The increase was caused primarily by a 103 basis point decrease in our cost of interest-bearing liabilities to 3.35% for the six months ended December 31, 2008 from 4.38% for the six months ended December 31, 2007. This was partially offset by a 4 basis point decrease in our yield on interest-earning assets to 5.40% for the six months ended December 31, 2008 from 5.44% for the six months ended December 31, 2007.  Our net interest margin improved by 78 basis points from 1.64% for the six months ended December 31, 2007 to 2.42% for the six months ended December 31, 2008.

Provision for Loan Losses

Our provision for loan losses was $8.0 million for the three month period ended December 31, 2008 compared to $1.8 million for the three month period ended December 31, 2007. For the three months ended December 31, 2008, net charge-offs totaled $14,000 compared to net charge-offs of $4,000 for the three months ended December 31, 2007. The increase in our provision is due to continued growth in the loan portfolio; an additional $2.0 million specific reserve on a previously disclosed $11.0 million impaired loan; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

Our provision for loan losses was $13.0 million for the six month period ended December 31, 2008 compared to $1.9 million for the six month period ended December 31, 2007. For the six months ended December 31, 2008, net charge-offs totaled $17,000 compared to net charge-offs of $8,000 for the six months ended December 31, 2007. The increase in our provision is due to continued growth in the loan portfolio; an additional $3.0 million specific reserve on a previously disclosed $11.0 million impaired loan; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

The allowance for loan losses increased by $13.0 million to $26.5 million at December 31, 2008 from $13.6 million at June 30, 2008.  Total non-performing loans, defined as non-accruing loans, were $47.8 million at December 31, 2008, $42.1 million at September 30, 2008 and $19.4 million at June 30, 2008. The majority of the increase from June 30, 2008 was the result of the previously disclosed $19.4 million multi-family loan to a New Jersey developer that was 30 days delinquent at June 30, 2008 and is now on non-accrual. Based on the current loan to value of approximately 55%, management believes that the probability of loss on this loan is low. Non-performing loans at December 31, 2008 are comprised of the following; 39 residential loans totaling $10.3 million; 5 multi-family and commercial loans totaling $20.4 million, which includes the $19.4 million loan described above; and 5 construction loans totaling $17.0 million that have specific reserves of $5.8 million.  The ratio of non-performing loans to total loans was 0.85% at December 31, 2008, 0.79% at September 30, 2008 and 0.42% at June 30, 2008. The allowance for loan losses as a percentage of non-performing loans was 55.5% at December 31, 2008, 44.0% at September 30, 2008 and 70.0% at June 30, 2008. Our allowance for loan losses as a percentage of total loans was 0.47% at December 31, 2008, 0.35% at September 30, 2008 and 0.29% at June 30, 2008.  Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, and the impact the deterioration of the real estate and economic environments in our lending area.

Non-interest Income

Total non-interest income decreased by $154.2 million to a loss of $152.0 million for the three months ended December 31, 2008 from income of $2.2 million for the three months ended December 31, 2007.  The decrease was primarily the result of a $152.8 million pre-tax non-cash OTTI charge recognized on our pooled bank trust preferred CDOs for the three months ended December 31, 2008. Additionally, during the three months ended December 31, 2008 we took an additional $791,000 pre-tax charge on the redemption in kind of the AMF Ultra Short Mortgage Fund (“AMF”), a mutual fund acquired in the June 2008 merger with Summit Federal.

Total non-interest income decreased by $158.1 million to a loss of $154.3 million for the six months ended December 31, 2008 from income of $3.8 million for the six months ended December 31, 2007.  The decrease was primarily the result of a $156.7 million pre-tax non-cash OTTI charge recognized on our pooled bank trust preferred CDO for the six months ended December 31, 2008. Due to a lack of liquidity in the market and the prolonged broker price deterioration for these securities we do not believe that recovery is within the foreseeable future. Additionally, during the six months ended December 31, 2008 we took an additional $456,000 pre-tax non-cash OTTI charge on the AMF and $791,000 pre-tax charge on the redemption in kind of the AMF, a mutual fund acquired in the June 2008 merger with Summit Federal.

Non-interest Expenses

Total non-interest expenses increased by $3.5 million, or 18.2%, to $22.8 million for the three months ended December 31, 2008 from $19.3 million for the three months ended December 31, 2007. Included in the prior year quarter was a $2.3 million gain recognized from the curtailment and settlement of our postretirement benefit obligation. Excluding this item, the net increase of $1.2 million is attributed to Federal deposit insurance premiums increasing by $564,000 as we exhausted our FDIC One-Time Assessment Credit; compensation and fringe benefits increasing as a result of staff additions in our commercial real estate, retail banking areas and our mortgage company as well as equity incentive plan expense increasing for grants made during 2008; and the cost associated with opening a new branch.

Total non-interest expenses increased by $5.7 million, or 14.5%, to $45.2 million for the six months ended December 31, 2008 from $39.5 million for the six months ended December 31, 2007. Included in the prior year quarter was a $2.3 million gain recognized from the curtailment and settlement of our postretirement benefit obligation. Excluding this item, the net increase of $3.4 million is attributed to Federal deposit insurance premiums increasing by $1.1 million as we exhausted our FDIC One-Time Assessment Credit; compensation and fringe benefits increasing as a result of staff additions in our commercial real estate, retail banking areas and our mortgage company as well as equity incentive plan expense increasing for grants made during 2008; the cost associated with opening a new branch; and additional advertising expense to increase our exposure and promote our deposit and loan growth initiatives.

Income Taxes

Income tax benefit was $57.0 million for the three months ended December 31, 2008 representing an effective tax benefit rate of 40.7% for the period. The benefit is primarily the result of the OTTI charge taken on our pooled trust preferred securities which is described above. There was an income tax expense of $2.1 million for the three months ended December 31, 2007.

Income tax benefit was $53.3 million for the six months ended December 31, 2008 representing a 40.8% effective tax benefit rate for the period. The benefit is primarily the result of the OTTI charge taken on our pooled trust preferred securities which is described above. For the six months ended December 31, 2007 there was an income tax expense of $3.2 million.

Balance Sheet Summary

Total assets increased by $764.6 million, or 11.9%, to $7.18 billion at December 31, 2008 from $6.42 billion at June 30, 2008.  This increase was largely the result of the growth in our loan portfolio partially offset by the decrease in our securities portfolio.

Net loans, including loans held for sale, increased by $955.2 million, or 20.4%, to $5.64 billion at December 31, 2008 from $4.68 billion at June 30, 2008.  As many financial institutions have curtailed their lending operations, we have taken advantage of this opportunity to increase our loan portfolio without compromising our underwriting standards. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase and our loan portfolio does not include any sub-prime loans or option ARMs.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the six months ended December 31, 2008 we originated $217.9 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months ended December 31, 2008, we purchased loans totaling $542.5 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the six months ended December 31, 2008, we took advantage of several opportunities to purchase $279.6 million of residential mortgage loans that met our underwriting criteria on a “bulk purchase” basis.

For the six months ended December 31, 2008, we originated $46.5 million in multi-family loans, $84.0 million commercial real estate loans and $89.6 million in construction loans.  We also purchased $100.9 million of multi-family loans in the secondary market on a “bulk purchase” basis. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family, commercial real estate and construction loans.

Securities, in the aggregate, decreased by $298.8 million, or 20.5%, to $1.16 billion at December 31, 2008, from $1.46 billion at June 30, 2008. The decrease is primarily the result of the Company writing-down the book value of pooled bank trust preferred CDOs through a $156.7 million pre-tax non-cash OTTI charge.  As a result of the charge, the securities have an amortized cost of $20.8 million. The Company has the ability and intent to hold these securities until their maturity, or recovery, and the majority of the securities are performing in accordance with contractual terms. However, the impairment was recognized as we do not believe that the securities market value will recover within the foreseeable future. These securities will continue to be classified as held-to-maturity. Additionally, cash flows from our securities portfolio are being used to help fund our loan growth. This is consistent with our strategic plan to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio.

The securities portfolio also includes private label mortgage backed securities with an amortized cost of $190.7 million and a fair value of $173.8 million. Of these securities, $189.2 million in amortized cost, $172.2 million in fair value, are AAA rated and were originated in the period 2002-2004 and are performing in accordance with contractual terms. The decrease in fair value for these securities is attributed to changes in market interest rates. The remaining private label securities, with a $1.5 million amortized cost and fair value, were received in the AMF redemption-in-kind exchange.

As part of the merger with Summit Federal in June 2008, we acquired a $6.0 million mutual fund investment in AMF, which was deemed OTTI and was written down to fair value through pre-tax charges totaling $651,000 during the year ended June 30, 2008. The Company recorded an additional $456,000, pre-tax non-cash OTTI charge during the six months ended December 31, 2008. Management decided to liquidate this investment upon completion of the merger and had received $500,000 in cash liquidations through September 30, 2008, which represented the maximum allowable cash redemption by the asset manager for that time period. With the continued deterioration in the net asset value of AMF, in October 2008 management exercised a redemption-in-kind option available to shareholders.  The redemption-in-kind allowed the Company to redeem its remaining shares in AMF for its pro-rata share of the underlying securities and cash. The securities are primarily in agency and private label mortgage-backed securities. The Company received securities of $3.9 million and $581,000 in cash. The securities were recorded at market value resulting in an additional $791,000 pre-tax charge related to the AMF investment.

Net deferred tax asset increased by $68.0 million from $40.7 million at June 30, 2008 to $108.7 million at December 31, 2008 which is primarily attributed to the tax benefit recorded as a result of the OTTI charge on our pooled bank trust preferred CDOs. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $25.7 million from $60.9 million at June 30, 2008 to $86.6 million at December 31, 2008 as a result of an increase in our level of borrowings at December 31, 2008. There was also an increase in accrued interest receivable of $5.2 million resulting from an increase in the average balance of our interest-earning assets. Additionally, bank owned life insurance increased by $2.0 million from $96.2 million at June 30, 2008 to $98.2 million at December 31, 2008.

Deposits increased by $262.4 million, or 6.6%, to $4.23 billion at December 31, 2008 from $3.97 billion at June 30, 2008.  Certificates of deposits, checking account deposits, and money market account deposits increased by $143.5 million, $92.7 million and $50.3 million, respectively. These increases were partially offset by a $24.1 million decrease in savings account deposits.

Borrowed funds increased $570.0 million, or 36.5%, to $2.13 billion at December 31, 2008 from $1.56 billion at June 30, 2008. We utilized wholesale borrowings to fund a portion of our loan growth because of the lower rates available in the wholesale markets.

Stockholders’ equity decreased $74.7 million to $753.8 million at December 31, 2008 from $828.5 million at June 30, 2008 primarily due to net loss of $77.5 million for the six months ended December 31, 2008. The decrease was partially offset by an increase in additional paid-in capital for compensation costs associated with stock options and restricted stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-two branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2008 (Unaudited) and June 30, 2008

	December 31,	June 30,
	2008	2008
	(In thousands)
Assets
Cash and cash equivalents	$26,692	22,823
Securities available-for-sale, at estimated fair value	176,351	203,032
Securities held-to-maturity, net (estimated fair value of
$988,286 and $1,198,053 at December 31, 2008
and June 30, 2008, respectively)	982,952	1,255,054
Loans receivable, net	5,618,185	4,670,150
Loans held-for-sale	16,935	9,814
Stock in the Federal Home Loan Bank	86,585	60,935
Accrued interest receivable	32,931	27,716
Office properties and equipment, net	33,510	29,710
Net deferred tax asset	108,707	40,702
Bank owned life insurance contract	98,153	96,170
Other assets	2,785	3,036
Total assets	$7,183,786	6,419,142
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,232,638	3,970,275
Borrowed funds	2,133,569	1,563,583
Advance payments by borrowers for taxes and insurance	22,085	21,829
Other liabilities	41,695	34,917
Total liabilities	6,429,987	5,590,604
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 109,052,929 and 109,010,756 outstanding
at December 31, 2008 and June 30, 2008, respectively	532	532
Additional paid-in capital	518,457	514,613
Retained earnings	408,534	486,244
Treasury stock, at cost; 8,967,351 shares at
December 31, 2008 and June 30, 2008	(128,121)	(128,977)
Unallocated common stock held by the employee stock
ownership plan	(36,869)	(37,578)
Accumulated other comprehensive loss	(8,734)	(6,296)
Total stockholders' equity	753,799	828,538
Total liabilities and stockholders' equity	$7,183,786	6,419,142

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$78,291	57,185	148,771	110,657
Securities:
Government-sponsored enterprise obligations	491	1,443	991	2,905
Mortgage-backed securities	12,834	16,238	26,273	33,371
Equity securities available-for-sale	8	76	63	156
Municipal bonds and other debt	2,249	3,050	4,386	6,146
Interest-bearing deposits	7	275	39	556
Federal Home Loan Bank stock	619	804	1,424	1,400
Total interest and dividend income	94,499	79,071	181,947	155,191
Interest expense:
Deposits	31,928	40,058	62,937	79,811
Secured borrowings	19,663	14,424	37,362	28,527
Total interest expense	51,591	54,482	100,299	108,338
Net interest income	42,908	24,589	81,648	46,853
Provision for loan losses	8,000	1,750	13,000	1,949
Net interest income after provision
for loan losses	34,908	22,839	68,648	44,904
Non-interest (loss) income
Fees and service charges	609	813	1,452	1,568
Income on bank owned life insurance	971	1,083	1,984	2,066
(Loss) gain on sales of mortgage loans, net	(118)	151	66	232
(Loss) gain on securities transactions	(153,605)	18	(157,971)	(224)
Other income	117	93	211	178
Total non-interest (loss) income	(152,026)	2,158	(154,258)	3,820
Non-interest expense
Compensation and fringe benefits	15,061	12,441	29,743	26,270
Advertising and promotional expense	955	737	1,760	1,247
Office occupancy and equipment expense	2,797	2,703	5,542	5,367
Federal insurance premiums	676	112	1,357	220
Stationery, printing, supplies and telephone	496	464	1,035	894
Legal, audit, accounting, and supervisory examination fees	641	576	1,190	1,036
Data processing service fees	1,078	1,069	2,235	2,178
Other operating expenses	1,116	1,200	2,319	2,253
Total non-interest expenses	22,820	19,302	45,181	39,465
(Loss) income before income tax expense (benefit)	(139,938)	5,695	(130,791)	9,259
Income tax (benefit) expense	(56,979)	2,112	(53,323)	3,244
Net (loss) income	$(82,959)	3,583	(77,468)	6,015

Basic (loss) earnings per share	$(0.80)	0.03	(0.75)	0.06
Diluted earnings per share	n/a	0.03	n/a	0.06
Weighted average shares outstanding
Basic	103,950,667	105,909,100	103,872,522	106,359,599
Diluted	103,950,667	106,080,292	103,872,522	106,532,592

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2008			December 31, 2007
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$19,933	$7	0.14%	$26,501	$275	4.15%
Securities available-for-sale	191,193	2,177	4.55%	240,958	2,769	4.60%
Securities held-to-maturity	1,175,931	13,405	4.56%	1,488,856	18,038	4.85%
Net loans	5,540,867	78,291	5.65%	3,974,934	57,185	5.75%
Stock in FHLB	88,496	619	2.80%	46,032	804	6.99%
Total interest-earning assets	7,016,420	94,499	5.39%	5,777,281	79,071	5.47%
Non-interest earning assets	195,093			187,257
Total assets	$7,211,513			$5,964,538

Interest-bearing Liabilities:
Savings	$389,446	$1,778	1.83%	$343,742	$1,703	1.98%
Interest-bearing checking	379,846	1,469	1.55%	346,898	1,890	2.18%
Money market accounts	298,300	1,805	2.42%	207,385	1,425	2.75%
Certificates of deposit	3,023,602	26,876	3.56%	2,925,555	35,040	4.79%
Borrowed funds	2,174,374	19,663	3.62%	1,201,523	14,424	4.80%
Total interest-bearing liabilities	6,265,568	51,591	3.29%	5,025,103	54,482	4.34%
Non-interest bearing liabilities	117,845			103,950
Total liabilities	6,383,413			5,129,053

Stockholders' equity	828,100			835,485
Total liabilities and stockholders' equity	$7,211,513			$5,964,538

Net interest income		$42,908			$24,589

Net interest rate spread			2.10%			1.13%

Net interest earning assets	$750,852			$752,178

Net interest margin			2.45%			1.70%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	December 31, 2008			December 31, 2007
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$19,221	$39	0.41%	$26,361	$556	4.22%
Securities available-for-sale	196,848	4,491	4.56%	249,060	5,729	4.60%
Securities held-to-maturity	1,203,268	27,222	4.52%	1,521,984	36,849	4.84%
Net loans	5,241,754	148,771	5.68%	3,864,190	110,657	5.73%
Stock in FHLB	79,496	1,424	3.58%	42,856	1,400	6.53%
Total interest-earning assets	6,740,587	181,947	5.40%	5,704,451	155,191	5.44%
Non-interest-earning assets	191,168			184,999
Total assets	$6,931,755			$5,889,450

Interest-bearing Liabilities:
Savings	$395,448	$3,650	1.85%	$347,864	$3,587	2.06%
Interest-bearing checking	371,200	2,842	1.53%	358,039	4,351	2.43%
Money market accounts	265,074	3,024	2.28%	197,475	2,664	2.70%
Certificates of deposit	2,968,288	53,421	3.60%	2,883,144	69,209	4.80%
Borrowed funds	1,990,807	37,362	3.75%	1,160,360	28,527	4.92%
Total interest-bearing liabilities	5,990,817	100,299	3.35%	4,946,882	108,338	4.38%
Non-interest-bearing liabilities	114,409			104,371
Total liabilities	6,105,226			5,051,253

Stockholders' equity	826,529			838,197
Total liabilities and stockholders' equity	$6,931,755			$5,889,450

Net interest income		$81,648			$46,853

Net interest rate spread			2.05%			1.06%

Net interest earning assets	$749,770			$757,569

Net interest margin			2.42%			1.64%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.13	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2008	2007

Return on average assets	-4.60%	0.24%
Return on average equity	-40.07%	1.72%
Interest rate spread	2.10%	1.13%
Net interest margin	2.45%	1.70%
Efficiency ratio	-20.91%	72.17%
Efficiency ratio (excluding OTTI)	52.23%	72.17%
Non-interest expense to average total assets	1.27%	1.29%
Average interest-earning assets to average interest-bearing liabilities	1.12	1.15

	For the Six Months Ended
	December 31,
	2008	2007

Return on average assets	-2.24%	0.20%
Return on average equity	-18.75%	1.44%
Interest rate spread	2.05%	1.06%
Net interest margin	2.42%	1.64%
Efficiency ratio	-62.22%	77.88%
Efficiency ratio (excluding OTTI)	53.40%	77.51%
Non-interest expense to average total assets	1.30%	1.34%
Average interest-earning assets to average interest-bearing liabilities	1.13	1.15

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At December 31,	At June 30,
	2008	2008

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.67%	0.30%
Non-performing loans as a percent of total loans	0.85%	0.42%
Allowance for loan losses as a percent of non-performing loans	55.53%	70.03%
Allowance for loan losses as a percent of total loans	0.47%	0.29%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	17.35%	21.77%
Tier 1 risk-based capital (to risk weighted assets) (1)	16.67%	21.37%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	9.04%	11.93%
Equity to total assets (period end)	10.49%	12.91%
Average equity to average assets	11.92%	13.94%
Tangible capital (to tangible assets)	10.48%	12.89%
Book value per common share	$7.15	$7.87

Other Data:
Number of full service offices	52	52
Full time equivalent employees	554	537
(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.